EXHIBIT 99.1

EPB TO PURCHASE NATURAL GAS ASSETS FROM KINDER MORGAN, INC. FOR APPROXIMATELY $2 BILLION

HOUSTON, April 28, 2014 - El Paso Pipeline Partners, L.P. (NYSE: EPB), today announced that it will acquire from Kinder Morgan, Inc. (NYSE: KMI) KMI’s 50 percent interest in Ruby Pipeline, 50 percent interest in Gulf LNG and 47.5 percent interest in Young Gas Storage. The transaction value is approximately $2 billion, including $1.012 billion of proportionate debt at Ruby and Gulf LNG, resulting in an equity purchase price of $972 million (consistent with EPB’s budget). The purchase, which is expected to close in May and be effective April 30, 2014, was approved by the independent members of the board of directors of KMI, and by the conflicts committee and the board of directors of EPB’s general partner following the receipt of separate fairness opinions from different investment banks. The company previously announced that KMI would offer to sell (drop down) these assets to EPB.
Chairman and CEO Richard D. Kinder said, “This is a win-win transaction for EPB and KMI. These assets will generate substantial, stable cash flow to EPB unitholders for many years to come, and KMI will reduce its debt outstanding and continue to participate in the cash flows from these assets through its general and limited partner interests in EPB. Market conditions continue to support the view that natural gas, which is domestic, clean, abundant and reasonably priced, is the future play for America’s energy needs. As mentioned on our first quarter earnings call, a recent study (Wood Mackenzie) calls for U.S. natural gas demand to increase by over 30 percent in the next 10 years to approximately 94.5 billion cubic per day (Bcf/d). EPB, which is comprised entirely of natural gas assets, will be a significant player in helping meet this growing demand and is well positioned for future growth.”
Upon closing, this transaction will be immediately accretive to EPB, which is purchasing the assets at approximately nine times 2013 EBITDA. EPB plans to fund 10 percent of the transaction value, net of the proportionate debt, with EPB common units that will be issued to KMI at closing valued at approximately $97.2 million. The remaining value is expected to be

EXHIBIT 99.1

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EPB - KMI                                        Page 2
funded with the proceeds of one or more equity or debt issuances and/or borrowings under EPB’s revolving credit facility. KMI intends to use the proceeds from the dropdown sales to reduce debt.
Ruby Pipeline is a 680-mile, 42-inch diameter pipeline system that extends from Wyoming to Oregon and provides natural gas supplies from the major Rocky Mountain basins to consumers in California, Nevada and the Pacific Northwest. The Gulf LNG terminal, located in Pascagoula, Miss., has 6.6 Bcf/d of storage capacity and 1.5 Bcf/d of peak vaporization send-out capacity, and is developing the proposed Gulf LNG Liquefaction Project, which will add liquefaction and export capabilities at the existing terminal. Young Gas Storage is located in Morgan County, Colo., and has a working natural gas storage capacity of approximately 6 Bcf.
El Paso Pipeline Partners (NYSE: EPB) is a publicly traded pipeline limited partnership. It owns an interest in or operates approximately 13,000 miles of interstate natural gas transportation pipelines in the Rockies and the Southeast, natural gas storage facilities with a capacity of nearly 100 billion cubic feet and LNG assets in Georgia. The general partner of EPB is owned by Kinder Morgan, Inc. (NYSE: KMI). Kinder Morgan is the largest midstream and the third largest energy company in North America with a combined enterprise value of approximately $100 billion. It owns an interest in or operates approximately 80,000 miles of pipelines and 180 terminals. Its pipelines transport natural gas, gasoline, crude oil, CO2 and other products, and its terminals store petroleum products and chemicals and handle such products as ethanol, coal, petroleum coke and steel. KMI owns the general partner interests of Kinder Morgan Energy Partners, L.P. (NYSE: KMP) and El Paso Pipeline Partners, L.P. (NYSE: EPB), along with limited partner interests in KMP, Kinder Morgan Management, LLC (NYSE: KMR) and EPB. For more information please visit www.kindermorgan.com.

This news release includes forward-looking statements. These forward-looking statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, based on information currently available to them. Although EPB believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance that such assumptions will materialize. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include those enumerated in EPB’s reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they were made, and except to the extent required by law,
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EXHIBIT 99.1

EPB - KMI                                        Page 3
EPB undertakes no obligation to update or review any forward-looking statement because of new information, future events or other factors. Because of these uncertainties, readers should not place undue reliance on these forward-looking statements.

CONTACTS
Media Relations                        Investor Relations
Larry Pierce                            (713) 369-9490
(713) 369-9407                        km_ir@kindermorgan.com
larry_pierce@kindermorgan.com                www.kindermorgan.com
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